Exhibit 10.3

COMPASS MINERALS (CMP)
ANNUAL INCENTIVE COMPENSATION PLAN (AIP)

(Fiscal Year 2013)

OVERVIEW

This is a discretionary incentive compensation plan adopted and established by the CMP Board of Directors pursuant to the Compass Minerals International, Inc. 2005 Incentive Award Plan.  This plan is designed and authorized for execution on an annual basis.  The policies, objectives, purposes and guidelines of this plan are defined by the Compensation Committee, as designated by the Board.  All awards and bonus payments described herein are entirely variable and at the sole discretion of the Compensation Committee may be evaluated, modified or revoked at any time.

All awards and bonus payments are based upon specific performance related criterion and as such, are not considered standard payment for services and are not guaranteed.

OBJECTIVES AND PURPOSE

The objective of the Annual Incentive Plan (AIP) is to establish a clear linkage between annual business results and alignment of compensation for executives and key management contributors.

The purpose of this discretionary incentive plan is to:
•	Reward employees for achieving and exceeding individual and CMP objectives.
•	Promote teamwork across Business Units and Functions.
•	Reinforce and motivate participants to fully utilize CMP resources and continual efforts to maximize earnings, cash flow and growth.
•	Establish Safety results as a common, primary multiplier for all AIP awards.

ELIGIBILITY

Employee participation is based on recommendations of the CEO and the Executive Staff.  The CEO, in keeping with established policies, determines and recommends the individual awards for the executive and key management group.  These participants are approved by the Compensation Committee.  A participant may be removed from the Plan at any time at the discretion of the Company.

AWARD CRITERIA

•
AIP awards are dependent upon accomplishment of CMP Corporate and Business Unit goals and objectives.  Payments will be based on performance targets established for an incentive period beginning January 1 through December 31 of a particular year.

•
The CEO and Vice President of Human Resources will develop recommendations for the Compensation Committee for the Target Percentage assigned to executive and key participants in the AIP Plan.  Each participant's overall incentive award is capped and shall not exceed 200% of base salary.

•	Participants in the AIP are assigned an overall Target Percentage; this is a percent of base salary and the corresponding dollar amount is the participant’s Target Award.

o	Example: A participant with a base salary of $50,000 and Target Percentage of 10% would have a Target Award of $5,000 (= 100% of Target).

•	Participant’s base salary reported as of December 31 of the performance year, excluding bonuses, special pay and other forms of compensation, will be used to calculate AIP Awards.

•	Overall AIP payments (aggregate) made under this plan require approval of the Compensation Committee.

In the event of an accounting restatement which reduces the corporate or divisional financials on which this incentive award was based, the Company may, at its sole discretion, require repayment from participants of all or any portion of any incentive awards which were incorrectly stated or reduce any compensation or other payments the participant would otherwise receive from the Company by the amount of such repayment obligation.  All participants who receive an AIP incentive award shall be required to repay the amount specified upon written notification.

PLAN DESIGN

Specific AIP targets are established each year for each participant based on goals relating to overall Company performance, business-unit performance and personal performance. Goals are specified as follows:

•	Business-unit Adjusted EBITDA (Adjusted EBITDA is Operating Income plus depreciation and amortization each as applicable to the Business-unit and on a combined basis.)
•
Business-unit Operating Cash Flow (Operating Cash Flow is Adjusted EBITDA less capital spending, with the addition or subtraction of changes in receivables, inventory, accounts payable, accrued expenses and accrued salaries and wages, each as applicable to the Business-unit and on a combined basis.)

•	Business-unit Net Sales Revenue (Net Sales Revenue is sales less shipping and handling cost, each as applicable to the Business-unit and on a combined basis.)
•	Personal Performance Objectives
•	Environmental, Health and Safety (“EHS”) Performance (Incidence rates)

The weighting of these components is based on the responsibilities of the participant. Targets for participants responsible for a business-unit differ from those for participants with overall “corporate” responsibility (e.g., Chief Financial Officer), as shown below:

CORPORATE PARTICIPANT		BUSINESS-UNIT PARTICIPANT
50%	Combined Weighted Average Adjusted EBITDA	25% 25%	Combined Weighted Average Adjusted EBITDA Business-Unit Adjusted EBITDA
20%	Combined Weighted Average Net Operating Cash Flow	10% 10%	Combined Weighted Average Operating Cash Flow Business-Unit Operating Cash Flow
10%	Combined Weighted Average Net Sales Revenue	5% 5%	Combined Weighted Average Net Sales Revenue Business-Unit Net Sales Revenue
20%	Personal Performance Objectives	20%	Personal Performance Objectives
100%		100%
+/-10%	EHS Multiplier	+/-10%	EHS Multiplier (Average of Business-unit and Consolidated)

Award levels with respect to Adjusted EBITDA, Operating Cash Flow and Net Sales Revenue (both Combined and Business-unit) are based on performance as follows:

PERCENT OF GOAL ACHIEVED	PERCENT OF AIP TARGET PAID
≤ 75%	0%
100%	100%
≥ 125%	200% (maximum)

Annual incentive target achievement is determined on a linear sliding scale based on the achievement of greater than 75% of the goals.

Participants are evaluated on individual personal performance objectives, and the maximum potential award for the personal performance portion of the potential award equals 200% of the personal performance target.  Overall payments for AIP awards may range from 0% to 200% of the AIP award target.

BUSINESS-UNIT WEIGHTING

Attainment of measures for combined weighted average computations will be determined based on a sum of the weighted average payouts for each individual business-unit with weighting based on each business-unit’s percent of the combined business-unit total for each component of the AIP.

For example,

	Target Adjusted EBITDA	Target Adjusted EBITDA / Combined Business- Unit Total (Weighting)	Actual Adjusted EBITDA	Actual/Target* (Payout %)	(Payout % x Weighting)
Business Unit A	$100.0	40%	$91.4	65.6%	26.2%
Business Unit B	$50.0	20%	$46.8	74.4%	14.9%
Business Unit C	$50.0	20%	$58.0	164.0%	32.8%
Business Unit D	$50.0	20%	$77.0	200.0%	40.0%
CMP Total	$250.0		$273.2		113.9%
* The percentages in this column are based on Actual v. Target AIP payout based on a 0 – 200% sliding scale from 75% of Target EBITDA to 125% of Target EBITDA as described in the preceding section.  The percentages in this column are not based on Actual EBITDA/Target EBITDA.  For example, Actual NA Hwy EBITDA of $170 shown above would yield a 65.8% payout (based on $185.9 Target EBITDA.)

Finally, an EHS multiplier will be applied to the combined AIP award for all components calculated above as follows:

EHS RATING ACHIEVED	MULTIPLER APPLIED
125% of goal	0.9
100% of goal	1.0
75% of goal	1.1

This EHS multiplier is also applied on a sliding scale in the ranges shown above.

ALLOCATION OF PAYMENTS

➢
AIP bonus payments are made in the year following the year with respect to which the bonus relates.  The actual payment will be made as soon as practical after annual financial statements are available and upon final approval of the Compensation Committee.

➢
To be eligible to receive an AIP bonus payment, a participant must have been actively employed at the time of any approved pay-out or, if earlier, February 28 of the year following the year with respect to which the payment relates.

➢
Any participant who terminates employment, voluntarily or involuntarily, prior to the approved pay-out date (or February 28, if earlier) will not receive an AIP bonus payment, except as stipulated below:

o
In the event of normal retirement, disability or death prior to the end of an incentive period, an otherwise eligible participant may receive a pro-rated AIP payment amount, provided an AIP award was approved for the applicable incentive period.

o
In the event of a change in ownership or control resulting in termination of employment prior to end of the incentive period, an otherwise eligible participant may receive a pro-rated AIP payment amount, provided an AIP award was approved for the applicable incentive period.

➢
An employee hired into a position approved for participation after the beginning of an incentive period may be considered for a pro-rated participation in this plan upon recommendation of the Vice President, Human Resources and CEO.

➢	AIP bonus payments are paid-out on a one-time basis as a lump-sum, in cash, as such are considered compensation and reportable income for all tax reporting purposes.

➢	AIP bonus payments are included in total annual earnings and must be counted for the purpose of calculating 401k contributions, profit sharing contributions and other applicable deductions.

➢
A participant, who is not meeting business objectives or job performance expectations during an incentive period, may be removed from eligibility in the AIP Plan upon approval of the Vice President of Human Resources and the CEO.

➢	A participant on a Performance Improvement Plan for job performance is not eligible to receive an AIP bonus payment.

This document supersedes all other documents that may establish or describe any criteria for participation in this plan or any other Compass Minerals compensation plan.  This plan can be modified or terminated at any time by the President and CEO of the Company.  This document does not provide nor is it intended to infer any instance of guarantee regarding participation or bonus pay-out.  Furthermore, this document does not establish any contract of employment between the Company and any employee, nor does it establish any guarantee of employment for any specific period of time.